Exhibit 99.(h)(1)

DISTRIBUTION AGREEMENT

AGREEMENT made this 2nd day of April, 2020 by and between LORD ABBETT FLOATING RATE HIGH INCOME FUND, a Delaware statutory trust (the “Fund”), and LORD ABBETT DISTRIBUTOR LLC, a New York limited liability company (the “Distributor”).

WHEREAS, the Fund desires to enter into an agreement with the Distributor for the purpose of finding purchasers for its securities, and the Distributor is desirous of undertaking to perform these services upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.         The Fund hereby appoints the Distributor its exclusive selling agent for the sale of its shares of beneficial interest, of all classes, and all other securities now or hereafter created or issued by the Fund (except notes and other evidences of indebtedness issued for borrowed money), pursuant to paragraph 2 of this Agreement, and the Fund agrees to issue its shares of beneficial interest or other securities, subject to the provisions of its Declaration and Agreement of Trust, to purchasers thereof and against payment of the consideration to be received by the Fund therefor. The Distributor may appoint one or more independent broker-dealers and the Distributor or any such broker-dealer may transmit orders to the Fund or the Fund’s transfer agent. Such shares of beneficial interest shall be registered in such name or names and amounts as the Distributor or any such broker-dealer may request from time to time, and all shares when so paid for and issued shall be fully paid and non-assessable.

2.         The Distributor will act as exclusive selling agent for the Fund in selling shares of beneficial interest. The Distributor agrees to sell exclusively through independent broker-dealers, or financial institutions exempt from registration as a broker-dealer, and agrees to use its best efforts to find purchasers for shares of beneficial interest of the Fund to be offered; provided however, that the services of the Distributor under this Agreement are not deemed to be exclusive, and nothing in this Agreement shall prevent Distributor, or any officer, trustee, partner, member or employee thereof, from providing similar services to other investment companies and other clients or to engage in other activities.

The sales charge or premium relating to each class of shares of beneficial interest of the Fund shall be determined by the Board of Trustees of the Fund, but in no event shall the sales charge or premium exceed the maximum rate permitted under Federal regulations, and the amount to be retained by the Fund on any sale of its shares of beneficial interest shall in each case be the net asset value thereof (determined as provided in the Declaration and Agreement of Trust). From the premium the Fund agrees to pay the Distributor a sales commission. The Distributor may allow concessions from such sales commissions. In such event the amount of the payment hereunder by the Fund to the Distributor shall be the difference between the sales commission and any concessions which have been allowed in accordance herewith. The sales commission payable to the Distributor shall not exceed the premium.

Recognizing the need for providing an incentive to sell and providing necessary and continuing informational and investment services to shareholders of the Fund, the Fund or the Distributor (by agreement) may pay independent broker-dealers periodic servicing and distribution fees based on percentages of average annual net asset value of shareholder accounts of such broker-dealers. To the extent such periodic servicing and distribution fees are payable with respect to a class of the Fund’s shares, to the extent permitted by applicable law, the Fund will adopt a servicing and/or distribution plan consistent with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), with respect to such class, and the Distributor may receive from the Fund fees at the rates and under the terms and conditions of such plan, as in effect from time to time and subject to any further limitations on such fees as the Fund’s Board of Trustees may impose.

3.         Notwithstanding anything herein to the contrary, sales and distributions of the Fund’s shares of beneficial interest may be upon any special terms as approved by the Fund’s Board of Trustees and discussed in the Fund’s current prospectus.

4.         The independent broker-dealers who sell the Fund’s shares may also render other services to the Fund, such as executing purchases and sales of portfolio securities, providing statistical information, and similar services. The receipt of compensation for such other services shall in no way reduce the amount of the sales commissions payable hereunder by the Fund to the Distributor or the amount of the commissions, concessions or fees allowed.

5.         The Distributor agrees to act as agent of the Fund in connection with the repurchase of shares of beneficial interest of the Fund, and the Fund agrees to advise the Distributor of the net asset value of its shares of beneficial interest as frequently as may be mutually agreed upon, and to accept shares duly tendered to the Distributor. The net asset value shall be determined as provided in the Declaration and Agreement of Trust of the Fund. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Fund.

6.         The Fund will pay all fees, costs, expenses and charges in connection with the issuance, federal registration, transfer, and repurchases of its shares of beneficial interest, including without limitation, all fees, costs, expenses and charges of transfer agents and registrars, all taxes and other Governmental charges, and of registering the shares of beneficial interest of the Fund under the state blue sky laws, or similar laws of any jurisdiction (domestic or foreign), costs of preparation and mailing prospectuses to its shareholders, and any other cost, expense or charge not expressly assumed by the Distributor hereunder. The Fund will also furnish to the Distributor daily such information as may reasonably be requested by the Distributor in order that it may know all of the facts necessary to sell shares of beneficial interest of the Fund.

7.         The Distributor agrees to pay the cost of all sales literature and other material which it may require or think desirable to use in connection with sale of such shares, including the cost of reproducing the offering prospectus furnished to it by the Fund, although the Distributor may obtain reimbursement for such expenses through a Distribution and Service Plan with respect to each class of shares of beneficial interest of the Fund. The Fund agrees to use its best efforts to qualify its shares for sale under the laws of such states of the United States and such other jurisdictions (domestic or foreign) as the Distributor may reasonably request.

If the Distributor pays for other expenses of the Fund or furnishes the Fund with services, the cost of which is to be borne by the Fund under this Agreement, the Distributor shall

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not be deemed to have waived its rights under this Agreement to have the Fund pay for such expenses or provide such services in the future.

8.         The Distributor agrees to use its best efforts to find purchasers for shares of beneficial interest of the Fund and to make reasonable efforts to sell the same so long as in the judgement of the Distributor and a substantial distribution can be obtained by reasonable efforts. The Distributor is not authorized to act otherwise than in accordance with applicable laws.

9.         Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the Trustees, officers, shareholders, or other representatives of the Fund are or may be interested in the Distributor, or any successor or assignee thereof, or that any or all of the Trustees, officers, partners or other representatives of the Distributor are or may be interested in the Fund, except as otherwise may be provided in the Act.

10.       The Distributor agrees that it will not sell for its own account to the Fund any stocks, bonds or other securities of any kind of character, except that if it shall own any of the shares of beneficial interest of the Fund or other securities, it may sell them to the Fund on the same terms as any other holder might do.

11.       Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Agreement and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Fund or any of the shareholders, creditors, Trustees, or officers of the Fund; provided, however, that nothing herein shall be deemed to protect the Distributor against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

12.       The Distributor agrees that it shall observe and be bound by all the terms of the Declaration and Agreement of Trust and By-Laws, including any amendments thereto, of the Fund which shall in any way limit or restrict or prohibit or otherwise regulate any action of the Distributor.

13.       This Agreement shall continue in force for two years from the date hereof, unless earlier terminated pursuant to the below, and is renewable annually thereafter by specific approval of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided that any such renewal shall be approved by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of the Distributor or of the Fund, cast in person at a meeting called for the purpose of voting on such renewal.

This Agreement may be terminated without penalty at any time by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice. This Agreement shall automatically terminate in the event of its assignment. The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the Act.

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14.       This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Investment Advisers Act of 1940, as amended, or any rule or order of the Securities and Exchange Commission thereunder.

Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

15.       The obligations of the Fund, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund individually, but are binding only upon the assets and property of the Fund. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every such trustee, shareholder, officer, employee or agent for any breach by the Fund of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Fund.

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IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed thereto, and the Distributor has caused this Agreement to be executed by its duly authorized representative all on the day and year first above written.

LORD ABBETT FLOATING RATE HIGH INCOME FUND

BY:	/s/John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

LORD ABBETT DISTRIBUTOR LLC
By:	LORD, ABBETT & CO. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel
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